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                                                                 EXHIBIT 11


                      ADVANCED LIGHTING TECHNOLOGIES, INC.
          EXHIBIT 11 -- STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE

                 (IN THOUSANDS, EXCEPT PER SHARE DOLLAR AMOUNTS)

                                                      Year Ended June 30,
                                                  ------------------------------
                                                   1999       1998         1997
                                                 --------    --------    --------
Income (loss) from continuing operations
   before extraordinary charge attributable
   to common shareholders                        $(81,739)   $(24,008)   $  7,104
Recontinuance of previously
   discontinued operations                          1,331      (1,331)         --
Extraordinary charge, net of tax benefits            (902)       (604)         --
Cumulative change in accounting principle          (2,443)         --          --
                                                 --------    --------    --------

Net income (loss) attributable
    to common shareholders                       $(83,753)   $(25,943)   $  7,104
                                                 ========    ========    ========


 Weighted average shares -- Basic:
    Outstanding  at beginning of period            20,189      13,435      10,844
    Issued pursuant to public offering                 --       2,942       2,327
    Issued in acquisitions                              2       1,768          41
    Issued for exercise of stock options               17          47          22
    Issued pursuant to
      employee stock purchase plan                     19           3          --
    Issued pursuant to employee benefit plan            5          --          --
    Issuable in connection with an acquisition         --          --          35
                                                 --------    --------    --------
       Weighted average shares -- Basic            20,232      18,195      13,269
                                                 ========    ========    ========

 Weighted average shares -- Diluted:
    Basic from above                               20,232      18,195      13,269
    Effect of stock options                            --          --         289
                                                 --------    --------    --------
       Weighted average shares -- Diluted          20,232      18,195      13,558
                                                 ========    ========    ========

Earnings (loss) per share -- Basic:
   Income (loss) from continuing operations      $  (4.04)   $  (1.32)   $    .54
   Recontinuance of previously
     discontinued operations                          .07        (.07)         --
   Extraordinary charge                              (.05)       (.04)         --
   Cumulative change in accounting principle         (.12)         --          --
                                                 --------    --------    --------
Earnings (loss) per share -- Basic               $  (4.14)   $  (1.43)   $    .54
                                                 ========    ========    ========

Earnings (loss) per share -- Diluted:
   Income (loss) from continuing operations      $  (4.04)   $  (1.32)   $    .52
   Recontinuance of previously
     discontinued operations                          .07        (.07)         --
   Extraordinary charge                              (.05)       (.04)         --
   Cumulative change in accounting principle         (.12)         --          --
                                                 --------    --------    --------
Earnings (loss) per share -- Diluted             $  (4.14)   $  (1.43)   $    .52
                                                 ========    ========    ========